EXHIBIT 5.1

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299

December 28, 2010

Icahn Enterprises L.P.
Icahn Enterprises Finance Corp.
767 Fifth Avenue
New York, New York 10153

Re:           Registration Statement on Form S-4 (File No. 333-170977); $200,000,000 Aggregate Principal Amount 7.75% Senior Notes due 2016 and $300,000,000 Aggregate Principal Amount of 8% Senior Notes due 2018.

Ladies and Gentlemen:

We have acted as special counsel to Icahn Enterprises L.P., a Delaware limited partnership (“Icahn Enterprises”), Icahn Enterprises Finance Corp., a Delaware corporation (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Company”), and Icahn Enterprises Holdings L.P., a Delaware limited partnership (the “Guarantor”), in connection with the issuance and exchange by the Company of  $200,000,000 in aggregate principal amount of the Company’s 7.75% Senior Notes due 2016 (the “2016 Notes”) and of $300,000,000 in aggregate principal amount of the Company’s 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, the “Exchange Notes”), and the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantor, each pursuant to (a) an Indenture, dated as of January 15, 2010 (the “Indenture”), among the Company, the Guarantor and Wilmington Trust Company, as trustee (the “Trustee”), and (b) a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010 (File No. 333-170977) (as amended, the “Registration Statement”).  The exchange notes will constitute the same series of securities as our outstanding aggregate principal amount of $850,000,000 7.75% Senior Notes due 2016 and $1,150,000,000 8% Senior Notes due 2018 issued on January 15, 2010 for purposes of the Indenture, and will vote together on all matters with such series.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Exchange Notes and the Exchange Guarantees.

In giving this opinion, we have examined:

(i)	an executed copy of the Indenture,

(ii)	specimens of the Exchange Notes to be issued and delivered pursuant to the Indenture,

(iii)	specimens of the Exchange Guarantees,

(iv)
certain resolutions of the Board of Directors of Icahn Enterprises GP, Inc., the general partner of Icahn Enterprises, and the Board of Directors of Icahn Enterprises Finance, respectively, relating to the authorization of the Exchange Notes;

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December 28, 2010

(v)	certain resolutions of the Board of Directors of Icahn Enterprises GP, Inc., the general partner of Icahn Enterprises Holdings, relating to the authorization of the Exchange Guarantees;

(iv)	the Certificate of Limited Partnership of Icahn Enterprises, as amended and in effect on the date hereof;

(vii)	the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, as amended and in effect on the date hereof;

(viii)	the Articles of Incorporation of Icahn Enterprises Finance, as amended and in effect on the date hereof;

(ix)	the Bylaws of Icahn Enterprises Finance, as amended and in effect on the date hereof;

(x)	The Certificate of Limited Partnership of the Guarantor, as amended and in effect on the date hereof; and

(xi)	the Amended and Restated Agreement of Limited Partnership of the Guarantor, as amended and in effect on the date hereof.

In giving this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined.  As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Company, the Guarantor and others.  We have also assumed, with your permission and without any independent investigation, (i) that the Exchange Notes, the Exchange Guarantees and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by each of the parties thereto (other than the Company and the  Guarantor), (ii) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (iii) the adequacy of the consideration that supports the Guarantor’s agreement and the solvency and adequacy of capital of the Guarantor.

This opinion is limited to the laws of State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, but without our having made any special investigation as to the applicability of any specific law, rule or regulation.  We express no opinion as to the law of any other jurisdiction.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

(1)      The Exchange Notes have been duly authorized by all necessary limited partnership and corporate action of Icahn Enterprises and Icahn Enterprises Finance, respectively, and, when the Registration Statement becomes effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

December 28, 2010

(2)      The Exchange Guarantees have been duly authorized by all necessary limited partnership action of the Guarantor and, when the Registration Statement becomes effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, and the Exchange Guarantees have been duly executed and delivered, each Exchange Guarantee will constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The foregoing opinions are subject to the following limitations and qualifications:

A.      The enforceability of the Documents may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.  In addition, we express no opinion as to the enforceability of (i) self-help provisions, (ii) provisions that purport to establish evidentiary standards, (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws, (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (v) provisions that allow cumulative remedies, late charges or default interest, (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any person or entity under any of the Documents or (vii) provisions relating to choice of law or forum.

B.      We express no opinion with respect to the effect of any provision of the Documents that is intended to permit the modification thereof only by means of an agreement signed in writing by the parties thereto.

C.      We express no opinion with respect to the effect of any provision of the Documents imposing penalties or forfeitures.

D.      The enforceability of the Exchange Guarantees may be subject to statutory provisions and case law to the effect that a guarantor may be discharged if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or otherwise takes or omits to take any action that prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action.

E.      The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future.  We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter that might affect the opinions expressed herein.

December 28, 2010

This opinion is for your benefit in connection with the Registration Statement and may be relied upon solely by you and by persons expressly entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved herein, including customary practice as described in bar association reports.
Very truly yours,